Proxy: S&P 500® Index Fund

The Board of Trustees of the State Farm® Mutual Fund Trust (the Trust) has called a shareholder meeting for all S&P 500 Index Fund shareholders on December 16, 2011.

On September 30, affected shareholders will be mailed a proxy in which they are being asked to vote on two proposals regarding the State Farm S&P 500 Index Fund:

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Approve restructuring of the Fund, which involves approving an amendment to the Investment Advisory and Management Services Agreement between the Trust and State Farm Investment Management Corp. (SFIMC) and approving an Investment Sub-Advisory Agreement between the Trust, SFIMC, and BlackRock Fund Advisors. Successful restructuring of the Fund will result in a 0.02% reduction in the annual total operating expenses of the Fund.

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Approve “Manager of Managers” authority for the Fund, which will allow SFIMC the flexibility to change Fund sub-advisors in the future, if needed, without incurring the expense of holding a special shareholder meeting and soliciting proxy votes from shareholders.

At the special shareholder meeting on December 16, 2011, you will be asked to approve these two proposals. Although we recommend that you carefully read the proxy statement that describes the proposals in detail, we have prepared a Questions & Answers document for your convenience.

S&P 500 Proxy Questions & Answers

S&P 500 Proxy Statement

If the proposals pass, they will become effective May 1, 2012, and will contribute to a simpler structure, greater flexibility/control and lower expenses.

Questions about the proxy? Lost your proxy card? Please contact us at 1-800-447-4930.